UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2009

Asset Acceptance Capital Corp.

(Exact name of Registrant as specified in its charter)

Delaware	000-50552	80-0076779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28405 Van Dyke Avenue

Warren, MI 48093

(Address of principal executive offices)

Registrant’s telephone number, including area code: (586) 939-9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e) — Amended and Restated Employment Agreements — Senior Vice President – Finance and Chief Financial Officer, Senior Vice President and Chief Acquisitions Officer

On May 14, 2009, the Compensation Committee of the Board of Directors of Asset Acceptance Capital Corp. (the “Company”) approved forms of employment agreements between Asset Acceptance, LLC (the “LLC”), a wholly owned subsidiary of the Company, and each of Mark A. Redman, the Company’s Senior Vice President – Finance and Chief Financial Officer, and Deborah L. Everly, the Company’s Senior Vice President and Chief Acquisitions Officer (each an “Employment Agreement” and together, the “Employment Agreements”). The Employment Agreement for Mr. Redman amends and restates the existing employment agreement between the LLC and Mr. Redman, dated September 30, 2002, as previously amended. The Employment Agreement for Ms. Everly amends and restates the existing employment agreement between the LLC and Ms. Everly, dated October 1, 2007, as previously amended.

The Employment Agreements were adopted by the Committee principally to conform the following provisions to those contained in the employment agreement between the LLC and the Company’s Chief Executive Officer, which was entered into in January 2009:

•	the provisions related to the term of the employment agreements;

•	the provisions related to the payment of severance benefits upon a “Change in Control” (as defined in each of the Employment Agreements);

•

the provisions related to a clawback for severance payments in certain situations upon determination of a for “Cause” (as defined in each of the Employment Agreements) termination or a substantial decline in stock price; and

•	the provisions related to certain limitations deemed to constitute parachute payments under Section 280G of the Internal Revenue Code.

Except for the foregoing, the Employment Agreements do not materially change the employment agreements previously in effect with Mr. Redman and Ms. Everly.

Term of Employment Agreements.

Pursuant to the Employment Agreements, Mr. Redman will continue to serve as Senior Vice President – Finance and Chief Financial Officer of the Company and the LLC and Ms. Everly will continue to serve as Senior Vice President and Chief Acquisitions Officer of the Company and the LLC. The initial term of each of the Employment Agreements ends on December 31, 2011, which term will be automatically extended for additional one-year terms unless at least two years before the end of the applicable term, either party gives notice of an intent not to extend such term or the Employment Agreement is terminated in accordance with its termination provisions. In any case, the term of the Employment Agreement cannot be extended beyond December 31, 2018.

Change in Control – Severance Benefits.

If Mr. Redman or Ms. Everly is terminated without “Cause” or if he or she resigns after a “Substantial Breach” (as such terms are defined in the Employment Agreements) within one year after the effective date of a “Change in Control,” pursuant to his or her Employment Agreement and subject to certain conditions, he or she is entitled to, in lieu of other severance benefits provided in his or her Employment Agreement, the following severance benefits in the form of a lump sum payment:

•

in the case of Mr. Redman, two times his regular base salary and in the case of Ms. Everly, one times her regular base salary, in each case, as in effect at the end of the calendar year preceding the termination date (subject to certain adjustments); plus

•

in the case of Mr. Redman, two times the amount of his bonus and in the case of Ms. Everly, one times the amount of her bonus and purchased receivables bonus, in each case, for the fiscal year immediately preceding the effective date of the “Change in Control.”

Clawback – For Cause Matters; Substantial Decline in Stock Price.

If within ninety days after the termination date for a termination without “Cause” or resignation after a “Substantial Breach” the Board of Directors of the Company becomes aware of facts that would have justified termination for “Cause,” pursuant to the terms of the Employment Agreement and subject to certain conditions, the LLC may refrain from paying Mr. Redman and Ms. Everly, as the case may be, certain unpaid severance obligations under the Employment Agreement or require him or her to repay any such previously paid amounts.

In addition, pursuant to the terms of the Employment Agreements and subject to certain conditions, any severance payments will be capped at one times the executive’s regular base salary (at the rate in effect on the termination date) if at any time during the six months after the termination date the price of the Company’s common stock drops below the level specified in the Employment Agreements and the Board of Directors determines in good faith that such decline was materially attributable to the action or inaction of Mr. Redman or Ms. Everly, as the case may be.

Certain Limitations – Parachute Payments.

If any payments to which either executive is entitled pursuant to his or her respective Employment Agreement would otherwise constitute a parachute payment under Internal Revenue Code Section 280G, then pursuant to the terms of such Employment Agreement, such payments will be subject to reduction to the extent necessary to assure that the executive receives the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the after-tax amount of benefits after taking into account any excise tax imposed on such payments.

Item 8.01	Other Events

On May 14, 2009, the Board of Directors of the Company appointed William I Jacobs, a director of the Company since 2004, Chair of the Audit Committee of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 20, 2009	Asset Acceptance Capital Corp.

	By:	/s/ E.L. Herbert
	Name:	E.L. Herbert
	Title:	Vice President-General Counsel